EXHIBIT 12
                    BellSouth Corporation
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)






                                              For the Nine
                                              Months Ended
                                             September 30,
                                                  1997
1. Earnings

   (a) Income from continuing operations      $   4,756
before deductions for taxes and interest

   (b) Portion of rental expense                     68
representative of interest factor

   (c) Equity in losses from less-than-50%           61
owned investments (accounted for under the equity method of accounting)

   (d) Excess of earnings over distributions
of less-than-50%-owned investments
(accounted for under the equity method of
accounting)                                         (62)

     TOTAL                                    $   4,823

2. Fixed Charges

   (a) Interest                               $     582

   (b) Portion of rental expense
representative of interest factor                    68

     TOTAL                                    $     650

   Ratio (1 divided by 2)                          7.42